EDISON INTERNATIONAL

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)

                                                                                                                      Twelve
                                                                Year Ended December 31,                            Months Ended
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                                                   1994            1995          1996          1997        1998     June 30, 1999
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EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

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
Income before interest expense (1)              $1,282,776     $1,346,636    $1,399,650    $1,450,957     $1,416,332    $1,422,886
Add:
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   Taxes on income (2)                             444,635        491,477       505,785       498,729       461,711       391,077
   Rentals (3)                                       3,512          4,018         3,269         2,639         2,208         1,914
   Allocable portion of interest
     on long-term contracts for
     the purchase of power (4)                       1,870          1,848         1,824         1,797         1,767         1,751
   Spent nuclear fuel interest (7)                      68              -             -             -             -             -
   Interest on partnership
     indebtedness (5)                               30,591         34,681        31,356        34,938        36,019        34,704
   Amortization of previously capitalized
     fixed charges                                   3,414          2,417         2,232         7,025         7,246         7,203
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Total earnings before income
   taxes and fixed charges (A)                  $1,766,866     $1,881,077    $1,944,116    $1,996,085    $1,925,283    $1,859,535
==================================================================================================================================

FIXED CHARGES:
   Interest and amortization                   $   561,265    $   560,641   $   635,407   $   708,446   $   710,388   $   735,445
   Rentals (3)                                       3,512          4,018         3,269         2,639         2,208         1,914
Capitalized interest (6)                            48,996         59,885        57,803        14,937        19,219        28,664
   Allocable portion of interest on
     long-term contracts for
     the purchase of power (4)                       1,870          1,848         1,824         1,797         1,767         1,751
   Spent nuclear fuel interest (7)                      68              -             -             -             -             -
   Interest on partnership
     indebtedness (5)                               30,591         34,681        31,356        34,938        36,019        34,704
   Subsidiary preferred and preference stock
     dividend requirements - pre-tax basis          67,480         78,017        81,011        73,052        63,888        58,244
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Total fixed charges (B)                        $   713,782    $   739,090   $   810,670   $   835,809   $   833,489   $   860,722
=================================================================================================================================

RATIO OF EARNINGS TO
   FIXED CHARGES (A)/(B):                             2.48           2.55          2.40          2.39         2.31           2.16
=================================================================================================================================


(1) Includes allowance for funds used during construction and accrual of unbilled revenue.

(2) Includes allocation of federal income and state franchise taxes to other income.

(3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.

(4)  Allocable   portion  of  interest  included  annual  minimum  debt  service requirement of supplier.

(5) Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of Edison International.

(6) Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.

(7)  Represents interest on spent nuclear fuel disposal obligation.